(TRANSLATION)

To Whom It May Concern:

                                                               February 25, 2003
                                                        Toyota Motor Corporation
                                               (Toyota Jidosha Kabushiki Kaisha)
                                    1, Toyota-cho, Toyota City, Aichi Prefecture


                     Notice of Repurchase of Shares through
               N-NET Closing Price Orders on Nagoya Stock Exchange


Toyota Motor Corporation ("TMC") determined the method for repurchasing its shares pursuant to the provisions of Article 210 of the Commercial Code and we hereby inform you as follows.

1.  Type of shares to be repurchased              Shares of common stock of TMC

2.  Aggregate number of shares to be repurchased  17,000,000 shares

3.  Date of repurchase                            February 26, 2003

4.  Purchase price                                JPY 2,805 per share

5.  Method of repurchase

     TMC will purchase its shares through N-NET closing price orders on the Nagoya Stock Exchange during the period from 8:20 a.m. to 8:50 a.m. on February 26, 2003 (purchase orders shall be made during such trading times only)

6.   Publication of the results of repurchase

     The results of repurchase will be announced after the conclusion of the 8:50 a.m. trading hour of February 26, 2003.

     (Note 1) The above number of shares shall not be changed. However, there is a possibility that a part or all of such shares may not be repurchased due to market conditions, etc.

     (Note 2) The shares for which orders to sell have been placed shall be repurchased up to the number of shares scheduled to be repurchased.

(Reference)

Matters resolved at the FY2002 Ordinary General Shareholders' Meeting held on June 26, 2002.

  o Type of shares to be repurchased               Shares of common stock of TMC

  o Aggregate number of shares to be repurchased   Up to 170,000,000 shares

  o Aggregate purchase price of shares             Up to JPY 600,000,000,000

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Shares having been repurchased up to February 25, 2003

  o Aggregate number of shares repurchased         85,098,300 shares

  o Aggregate purchase price of shares             JPY 256,503,172,500


                                      # # #

Contact: TMC, Public Affairs at (03) 3817-9111~6 (Tokyo Head Office)
                                (0565) 23-1520~4 (Head Office)
                                (052) 952-3461~3 (Nagoya)